Exhibit 99.2

CONFIDENTIAL DISCLOSURE-IN AGREEMENT

This Confidential Disclosure-In Agreement (this “Agreement”), effective as of the date of last signature below (the “Effective Date”), is entered into by and between Merck Sharp & Dohme Corp., having an address of 33 Avenue Louis Pasteur, Boston, Massachusetts 02115, USA (hereinafter referred to as “Merck”) and Pandion Therapeutics, Inc., having an address of c/o LabCentral, 700 Main Street, North, Cambridge, MA 02139 (hereinafter referred to as “Discloser”) (each a “Party” and collectively, the “Parties”) and sets forth the terms and conditions under which Discloser will disclose certain proprietary and confidential information/data with respect to bispecific tissue-tethered immunomodulators for the treatment of autoimmune/inflammatory diseases and/or transplant recpients (hereinafter referred to as the “Subject Matter”).

1.     All proprietary and non-public information/data respecting the Subject Matter provided to Merck by or on behalf of Discloser in writing under this Agreement shall be considered “Confidential Information”. Confidential Information disclosed visually or in writing shall be designated as such, whether by letter or by the use of an appropriate proprietary stamp or legend. Information which is orally disclosed, or is disclosed visually or in writing without an appropriate designation, shall constitute Confidential Information if promptly confirmed in writing after oral communication of its confidential nature. In addition, the term “Confidential Information” shall be deemed to include those aspects of notes, analyses, compilations, studies, interpretations, memoranda or other documents prepared by Merck or its Representatives which contain, reflect or are based upon any Confidential Information furnished to Merck or its Representatives pursuant hereto.

2.     Merck shall maintain the secrecy of the Confidential Information provided by or on behalf of Discloser hereunder. Merck shall use the Discloser’s Confidential Information only for the purpose of evaluating its interest in a potential arrangement with Discloser for research, development and/or commercialization (the “Purpose”).

3.     Merck shall not disclose any Confidential Information to any third party except to its officers, employees, agents, and consultants (collectively, “Representatives”) who have a need to know such Confidential Information for the Purpose and who are bound to maintain the confidentiality of the Confidential Information by written obligations of confidentiality and non-use at least as restrictive as those contained in this Agreement. Merck may disclose Confidential Information, on a need to know basis, to Affiliates (as hereinafter defined) of Merck for the Purpose who shall be under the obligations of confidentiality and non-use as set forth herein. For purposes of this Agreement, “Affiliate” shall mean an entity at least 50% owned by, under common ownership with, or which owns at least 50% of, Merck.

4.     The obligations of confidentiality and non-use shall not apply to Confidential Information that Merck can demonstrate by contemporaneous, written or electronic documentation:

a)	is in the public domain by use and/or publication at the time of its receipt from Discloser or thereafter enters into the public domain through no breach of this Agreement by Merck; or

b)

was already in its or its Representative’s possession prior to receipt from the Discloser or is independently developed without use of, or reliance on, Confidential Information received from the Discloser; or

c)

is properly obtained by Merck or its Representatives from a third party that has a valid right to disclose such Confidential Information and such third party does not have a confidentiality obligation to the Discloser.

5.     In the event Merck is required to disclose any Confidential Information received under this Agreement in order to comply with any law, regulation or valid court order, Merck may disclose such Confidential Information for such compliance. Merck shall give the Discloser reasonable advance written notice of the required disclosure, to the extent permitted by law, to provide the Discloser with the opportunity to seek confidential treatment of any Confidential Information to be disclosed and/or to obtain a protective order narrowing the scope of disclosure. Confidential Information that is disclosed pursuant to such required disclosure shall remain otherwise subject to the confidentiality and non-use provisions set forth herein.

6.     Unless sooner terminated, for or without cause, by fifteen (15) days prior written notice from one Party to the other sent to the addresses set forth above, this Agreement shall expire on the first (1st) anniversary of the Effective Date. Notwithstanding any expiration or termination of this Agreement, Merck’s obligations of confidentiality and non-use concerning Confidential Information of Discloser shall survive until the seventh (7th) anniversary of the expiration or earlier termination of this Agreement.

7.     Upon the earlier of written request of the Discloser or termination or expiration of this Agreement, Confidential Information in possession of Merck shall be promptly returned to the Discloser or destroyed, with return or destruction as determined by Merck, provided, however that Merck may retain one copy of such Confidential Information in its confidential files, solely for purposes of exercising its rights hereunder, satisfying its obligations hereunder or complying with any legal proceeding or requirement with respect thereto and further, provided, that Merck shall not be required to erase electronic files created in the ordinary course of business during automatic system back-up procedures pursuant to its electronic record retention and destruction practices that apply to its own general electronic files and information so long as such electronic files are (i) maintained only on centralized storage servers (and not on personal computers or devices), (ii) not accessible by any of its personnel (other than its information technology specialists), and (iii) are not otherwise accessed subsequently except with the written consent of the Discloser or as required by law or legal process. Such retained copies of Confidential Information shall remain subject to the confidentiality and non-use obligations herein.

8.     All Confidential Information disclosed hereunder shall remain the property of Discloser. No patent right or license is granted by this Agreement, except for Merck and/or its Affiliates’ right to use the Confidential Information solely for the Purpose, and the Parties acknowledge that the disclosure of Confidential Information hereunder does not result in any obligation of the Discloser to grant Merck further rights in or to such Confidential Information or for the Parties to enter into further negotiations or agreement with the each other in relation to the Subject Matter.

9.     The Parties acknowledge that a material breach of this Agreement by Merck may cause irreparable harm to the Discloser and that no remedy at law may adequately compensate the Discloser for such harm. The Discloser shall have the right to seek injunctive relief or other equitable relief without prejudice to any other rights or remedies that the Discloser may have for the material breach of this Agreement.

10.    This Agreement shall inure to the benefit of and be binding on the Parties and their respective successors and permitted assigns. No failure or delay on the part of either Party in exercising any right under this Agreement shall operate as a waiver of, or impair, any such right. No single or partial exercise of any such right shall preclude any other or further exercise thereof or the exercise of any other right. No waiver of any such right shall have effect unless given in a signed, written document. No waiver of any right shall be deemed a waiver of any other right under this Agreement.

11.     This Agreement represents the entire understanding between the Parties, and hereby supersedes any prior understandings, whether oral or written, between the Parties with respect to the subject matter hereof. This Agreement may not be modified, amended, waived or otherwise changed, in whole or in part, except in a writing that is signed by the authorized representatives of the Parties. If any portion of this Agreement or the application thereof to either Party is held by a court of competent jurisdiction to be invalid, illegal, non-binding or unenforceable in any respect, this Agreement shall be construed as if such invalid, illegal, non-binding or unenforceable provision had never been contained herein and the remaining portion hereof or applications to a Party shall remain in full force and effect.

12.     This Agreement shall be governed by and construed and enforced according to the laws of the State of New Jersey, United States of America, without regard to its principles of conflicts of laws.

13.     This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Signatures to this Agreement may be provided by facsimile transmission or PDF file, which shall be deemed to be original signatures.

	Merck Sharp & Dohme Corp.		Pandion Therapeutics, Inc.

By	/s/ Lizabeth Leveille	By	/s/ Anthony J. Coyle

	Lizabeth Leveille		Anthony J. Coyle
	Name		Name

	AVP, BD&L		Chief Executive Officer
	Title		Title

	4/9/18		April 9th 2018
	Date		Date

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